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                                                                     EXHIBIT 5.1

                             [FLOWSERVE LETTERHEAD]




June 22, 1998

Flowserve Corporation
222 W. Las Colinas Boulevard
Suite 1500
Irving, Texas 75039

Dear Sirs:

With reference to the registration statement on Form S-8 which Flowserve Corporation (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, registering 50,000 shares of common stock, par value $1.25 per share, of the Company (the "Shares") which may be offered and sold by the Company under the Duriron Company, Inc., Pump and Foundry Divisions Hourly Employees Savings and Thrift Plan (collectively, the "Plan"), I am of the opinion that:

1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and

2. all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of the Shares thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                              Very truly yours,

                                              /s/ RONALD F. SHUFF
                                              ----------------------------------
                                              Ronald F. Shuff
                                              Vice President, Secretary &
                                              General Counsel